Exhibit 99.1

                          Actuate Files 10-Q


    SOUTH SAN FRANCISCO, Calif.--(BUSINESS WIRE)--June 9, 2003--Actuate Corporation (Nasdaq:ACTUE), the world leader in scalable Business Intelligence Applications, today announced that the company has filed its Quarterly Report on Form 10-Q for the first quarter of 2003. The accounting review of selected sales contracts by the company's Audit Committee and independent auditors resulted in a reduction in revenues of $384,000 for the first quarter ended March 31, 2003 to $25,130,000 compared with $25,514,000 reported on April 29, 2003. The review also resulted in an increase in benefit for income taxes of $170,000. On a GAAP basis, Actuate's net loss was $836,000 or $0.01 per share for the first quarter of 2003 compared with a net loss of $622,000 or $0.01 per share reported on April 29, 2003.
    Actuate did not restate financial statements from prior periods because the amounts were determined to be immaterial to the periods in which they should have been recorded.
    During the preparation of its 10-Q, Actuate's management discovered that one of the company's sales representatives had entered into an unauthorized side agreement with an international distributor. On May 5, 2003, Actuate's Audit Committee initiated an internal review of selected transactions executed at international locations and entered into in fiscal years 2001, 2002 and the first quarter ended March 31, 2003. As a result of the review, additional unauthorized side agreements, customer allegations of unauthorized side arrangements and other matters relating to revenue recognition were identified resulting in the adjustments to revenues and net income outlined above.
    "Actuate takes very seriously any violations of company policy, no matter how small, associated with contractual terms and conditions," said Pete Cittadini, Actuate's president and chief executive officer. "We worked closely with the Audit Committee and independent auditors to conduct a very thorough review to be sure we uncovered all unauthorized agreements. The process took longer than expected but we are confident that we did discover all unauthorized arrangements. We are pleased that the issue was isolated to a few transactions resulting in relatively small adjustments to the figures we previously announced for Q1 2003. Furthermore, we are committed to apply what we learned during the review process to improve our current corporate governance and internal control best practices."
    With the filing of its 10-Q, Actuate expects its trading symbol on the Nasdaq National Market to return to ACTU within a few days.
    The 10-Q filing is available electronically on the Actuate website at www.corporate-ir.net/ireye/ir_site.zhtml?ticker=actu&script=1901 or the SEC website at http://www.sec.gov/edgar.shtml.

    About Actuate Corporation

    Actuate Corporation is the world leader in scalable Business Intelligence Applications. Actuate's Information Application Platform is the foundation on which Global 9000 organizations (companies with annual revenues greater than $1 billion) and packaged application software vendors create Business Performance Management (BPM) dashboards, Information Portals as well as business analytic, enterprise reporting and spreadsheet reporting applications. Information Applications built with Actuate can empower 100 percent of an organization's user community inside and outside the firewall, and thereby allow companies to increase their business agility, improve customer and partner relationships, adhere to corporate governance policies, and increase revenues while leveraging existing technology assets. When tested against other alternatives, Actuate's Information Application Platform has been proven to offer the best performance, highest scale and lowest Total Cost of Ownership. Actuate has over 2,000 direct customers and 300 OEM partners in the financial services, pharmaceutical, insurance, logistics and government industries among other sectors.
    Founded in 1993, Actuate has headquarters in South San Francisco, Calif., and has offices worldwide. For more information on Actuate, visit the company's Web site at http://www.actuate.com.

    The statements contained in this release that are not purely historical are forward looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, including statements regarding Actuate's expectations, beliefs, hopes, intentions or strategies regarding the future. All forward-looking statements in this release are based upon information available to Actuate as of the date hereof, and Actuate assumes no obligation to update any such forward-looking statements. Actual results could differ materially from Actuate's current expectations.

    Note to Editors: Actuate is a registered trademark of Actuate
Corporation. Other company names and trademarks are trademarks of their respective companies.


    CONTACT: Actuate Corporation
             Dan Gaudreau, 650/837-2294
             dgaudreau@actuate.com